UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)

of the Securities Exchange Act of 1934

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☐	Preliminary information statement
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☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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NOTICE OF 2007
ANNUAL MEETING
 & INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 16, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of the Shareholders of Mississippi Power Company will be held on May 16, 2007 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, to elect nine members of the board of directors and to transact any other business that may properly come before said meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on April 4, 2007 will be entitled to notice of and to vote at said meeting or any adjournment or postponement thereof.

The Information Statement and the 2006 Annual Report are included in this mailing.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 17, 2007

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (the “Company”) in connection with the 2007 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 16, 2007 at 10:00 a.m., Eastern Time, at the offices of the Company’s affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308. This Information Statement is initially being provided to shareholders on or about April 17, 2007.

At the meeting, the shareholders will vote to elect nine members to the board of directors and transact any other business that may properly come before the meeting. We are not aware of any other matters to be presented at the meeting; however, the holder of the Company’s common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of April 4, 2007 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (“Southern Company”). There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company’s common stock. Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote. The Company’s charter provides for cumulative voting rights in the election of directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company’s information statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion for the 2008 annual meeting, shareholder proposals must be received by the Company no later than February 23, 2008.

NOMINEES FOR ELECTION AS DIRECTORS

A board of nine directors is to be elected at the annual meeting, with each director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. If any named nominee becomes unavailable for election, the board may substitute another nominee.

Below is information concerning the nominees for director stating, among other things, their names, ages, positions and offices held and brief descriptions of their business experience. The information is current as of the date of this Information Statement.

Anthony J. Topazi – Director since 2004
Mr. Topazi, 56, is president and chief executive officer of the Company. He previously served as executive vice president of Southern Company Generation and Energy Marketing from November 2000 to December 2003, senior vice president of Southern Power Company from November 2002 to December 2003 and vice president of Southern Power Company from October 2001 to November 2002.

Roy Anderson, III – Director since February 2007
Mr. Anderson, 49, is the chairman, president and chief executive officer of Roy Anderson Corp. (general construction). He serves on the advisory board of Whitney National Bank of Mississippi and the boards of directors of the Medical Foundation of South Mississippi; Gulfport Main Street; Gulf Coast Renaissance Corp.; American Contractors Insurance Group and is a member of the Gulf Coast Business Council.

Tommy E. Dulaney – Director since 2001
Mr. Dulaney, 68, is president and chief executive officer of Structural Steel Services, Inc. (steel fabrication), Meridian, Mississippi. He is a member of the advisory board of Trustmark National Bank.

Warren A. Hood, Jr. – Director since 2004
Mr. Hood, 55, is chairman and chief executive officer of Hood Companies (lumber, plywood, sheathing, roofing), Hattiesburg, Mississippi. He is chairman of the board for the Institute for Technology Development.

Robert C. Khayat – Director since 2002
Dr. Khayat, 69, is chancellor of the University of Mississippi, University, Mississippi. He also serves on The Mississippi Children’s Museum Board and the Freedom Forum Diversity Institute Board of Trustees.

Aubrey B. Patterson, Jr. – Director since 2005
Mr. Patterson, 64, is Chairman and Chief Executive Officer of BancorpSouth, Inc., Tupelo, Mississippi. He is a director of Furniture Brands International.

Christine L. Pickering – Director since February 2007
Ms. Pickering, 46, is the owner of Christy Pickering, CPA Public Accounting Firm. She serves as a director of Hancock Bank Holding Company and recently served on the Presidential Transition Team for the University of Southern Mississippi.

George A. Schloegel – Director since 1995
Mr. Schloegel, 66, is president and chief executive officer of Hancock Bank of Mississippi, Gulfport, Mississippi; Hancock Bank of Louisiana, Baton Rouge, Louisiana; and Hancock Bank of Florida, Tallahassee, Florida. He is vice chairman, chief executive officer and director of Hancock Holding Company.

Philip J. Terrell – Director since 1995
Dr. Terrell, 53, is retired superintendent of schools, Pass Christian Public School District, Pass Christian, Mississippi. He is adjunct professor of education at the University of Southern Mississippi, Gulf Park Campus, Long Beach, Mississippi. He is a director of Hancock Bank.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of directors. The shareholders entitled to vote in the election of directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company’s 2007 Annual Meeting unless such shareholder gives the Company notice of his interest to cumulate his vote not less than 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company’s outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a board of directors that currently consists of nine members. The current nominees for election as directors consist of eight independent non-employee directors and Mr. Topazi, the president and chief executive officer of the Company, who is not independent.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company’s outstanding common stock, which represents a substantial majority of the overall voting power of the Company’s equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (the “NYSE”). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE’s listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE’s listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company’s shareholders. In addition, under the rules of the Securities and Exchange Commission (the “SEC”), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee directors of the Company are compensated for service on the board of directors. The pay components for non-employee directors are:

Annual retainers:

•	$12,000 annual retainer

Equity grants:

•	340 shares of Southern Company Common Stock in quarterly grants of 85 shares(1)

Meeting fees:

•	$1,200 for participation in a meeting of the board

•	$1,000 for participation in a meeting of a committee of the board.

(1)	Equity grants may be deferred at the director’s election.

DIRECTOR DEFERRED COMPENSATION PLAN

If deferred, all quarterly equity grants are required to be deferred in the Deferred Compensation Plan for Directors of Mississippi Power Company (the “Director Deferred Compensation Plan”) and are invested in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock. Earnings are reinvested in additional stock units. Upon leaving the board, distributions are made in shares of Southern Company Common Stock.

In addition, directors may elect to defer up to 100 percent of their remaining compensation in the Director Deferred Compensation Plan until membership on the board ends. Deferred compensation may be invested as follows, at the director’s election:

•	in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock and are distributed in shares of Southern Company Common Stock upon leaving the board

•	in Southern Company Common Stock units which earn dividends as if invested in Southern Company Common Stock and are distributed in cash upon leaving the board

•	at prime interest which is paid in cash upon leaving the board

All investments and earnings in the Director Deferred Compensation Plan are fully vested and at the election of the director, may be distributed in a lump sum payment or in up to 10 annual distributions after leaving the board.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company’s non-employee directors during 2006, including amounts deferred in the Director Deferred Compensation Plan. Non-employee directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee directors.

			Change in
			Pension
	Fees		Value and
	Earned or		Nonqualified
	Paid in	Stock	Deferred	All
	Cash	Awards	Compensation	Other
Name	($)(1)	($)(2)	Earnings($)	Compensation($)	Total($)

Thomas E. Dulaney	20,000	11,419	0	0	31,419

Warren A. Hood, Jr.	17,600	11,419	0	0	29,019

Robert C. Khayat	22,000	11,419	0	0	33,419

Aubrey B. Patterson, Jr. (3)	21,000	15,392	0	0	36,392

George A. Schloegel	19,800	11,419	0	0	31,219

Philip J. Terrell	20,000	11,419	0	0	31,419

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.

(2)	Includes fair market value of equity grants on grant dates and retainer compensation required to be deferred in the Director Deferred Compensation Plan. All such stock awards are vested immediately upon grant.

(3)	This stock awards amount includes 114 shares, or $3,973, earned in 2005 that was paid in 2006.

EXECUTIVE SESSIONS

It is the policy of the directors to hold executive sessions of the non-employee directors without management participation at meetings of the Controls and Compliance Committee. The chair of the Controls and Compliance Committee presides over these meetings. Information on how to communicate with the chair of the Controls and Compliance Committee or the non-employee directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mr. Schloegel, Chair; Dr. Khayat and Mr. Patterson

•	Met four times in 2006

•	Oversees the Company’s internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the board, oversight of the Company’s system of internal control, compliance, ethics and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the board of directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, internal auditors and the independent registered public accounting firm to discuss auditing, internal controls and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company’s financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company’s website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Dulaney, Chair; Mr. Anderson, Mr. Hood and Dr. Terrell

•	Met one time in 2006

•	Oversees the administration of the Company’s compensation arrangements

The Company’s Compensation Committee reviews and provides input to Southern Company’s Compensation and Management Succession Committee on the performance and compensation of the Company’s chief executive officer and makes recommendations regarding the fees paid to members of the Company’s board of directors.

Southern Company’s Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company’s executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company’s website (www.southerncompany.com).

In 2006, the Southern Company Compensation and Management Succession Committee directly retained Hewitt Associates(“Hewitt”) as its outside compensation consultant. The Committee informed Hewitt in writing that it expected Hewitt to advise it if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support, set expectations for Hewitt to be honest and direct with the Committee at all times and stated that Hewitt’s ongoing engagement would be determined by the Committee. During 2006, Hewitt assisted the Committee with comprehensive market data and its implications for pay at the Company and various other governance, design and compliance matters.

DIRECTOR ATTENDANCE

The board of directors met five times in 2006. Average director attendance at all board and committee meetings was 91 percent. No director nominee attended less than 75 percent of applicable meetings, except for Mr. Hood who attended 60 percent of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full board, with input from the Company’s president and chief executive officer, identifies director nominees. The board evaluates candidates based on the requirements set forth in the Company’s by-laws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company’s common stock and, as a result, Southern Company’s affirmative vote is sufficient to elect director nominees. Consequently, the board does not accept proposals from preferred shareholders regarding potential candidates for director nominees. Southern Company’s president and chief executive officer also has input on behalf of Southern Company regarding potential candidates for director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company’s board of directors can contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual director or directors to whom the correspondence is directed. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company’s annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, holders of the Company’s preferred stock rarely attend the annual meeting. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. None of the Company’s current directors attended the Company’s 2006 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (the “Audit Committee”) oversees the Company’s financial reporting process on behalf of the board of directors of Southern Company. The Company’s management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company in the Annual Report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process included discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee reviewed with the independent registered public accounting firm their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, rules and regulations of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and the NYSE corporate governance rules. In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures made under Rule 3600T of the PCAOB, which, on an interim basis, has adopted Independence Standards Board No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed the overall scopes and plans with the Company’s internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and independent registered public accounting firm with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with Southern Company’s compliance officer. The Audit Committee held 10 meetings during 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors of Southern Company (and the board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2007. At the 2007 annual meeting of the Southern Company’s stockholders, the stockholders will be asked to ratify the Audit Committee’s selection of the independent registered public accounting firm.

Members of the Audit Committee:

J. Neal Purcell, Chair
Juanita Powell Baranco
Francis S. Blake
Zack T. Pate

Principal Independent Registered Public Accounting Firm Fees

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (“Deloitte & Touche”) — the Company’s principal independent registered public accounting firm for 2005 and 2006:

	2005	2006

	(in thousands)

Audit Fees(1)	$1,007	$1,054
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$1,007	$1,054

(1)	Includes services performed in connection with financing transactions.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual arrangements letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee’s approval of the independent registered public accounting firm’s annual arrangements letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company’s independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit and any other service that the PCAOB determines is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

Principal Independent Registered Public Accounting Firm Representation

No representative of Deloitte & Touche is expected to be present at the 2007 Annual Meeting of Shareholders unless, no later than three business days prior to the day of the meeting the Company’s Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907 that such shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, a representative of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if they so desire.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (the “CD&A”) and this Information Statement, references to “the Compensation Committee” are to the Compensation and Management Succession Committee of Southern Company’s Board of Directors.

GUIDING PRINCIPLES AND POLICIES

Southern Company’s executive compensation program is based on a philosophy that total executive compensation must be competitive with the companies in our industry, must be tied to and motivate our executives to meet our short- and long-term performance goals and must foster and encourage alignment of executive interests with the interests of our stockholders and our customers. The program generally is designed to motivate all employees, including executives, and to achieve operational excellence while maintaining a safe work environment.

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•	Southern Company’s actual earnings per share (“EPS”) and the Company’s business unit performance, which includes return on equity (“ROE”), compared to target performance levels established early in the year, determine the ultimate short-term (annual) incentive payouts.

•	Southern Company common stock (“Common Stock”) price changes result in higher or lower ultimate values of stock options.

•	Southern Company’s dividend payout and total shareholder return (“TSR”) compared to those of industry peers lead to higher or lower payouts under the Performance Dividend Program (“PDP”).

In support of the performance-based pay philosophy, we have no employment contracts. Also, we only enter into severance agreements on a case-by-case basis, except upon a change in control (“CIC”), and no pay is conditioned solely upon continued employment with any of the named executive officers, other than base salary.

The pay-for-performance principles apply not only to the named executive officers, but to over 1,200 Company employees. The short-term incentive program covers over 1,200 Company employees which is almost all of our employees and our CIC protection program covers all Company employees not part of a collective bargaining unit. Stock options and PDP cover approximately 250 Company employees. These programs engage our people in our business, which ultimately is good not only for them, but for our customers and our stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The executive compensation program for the named executive officers is composed of several elements, each of which plays a different role. The table below discusses the intended role of each material pay element, what it rewards and why we use it. Following the table is additional information that describes how we arrived at 2006 pay decisions.

Intended Role and
What the Element
Pay Element	Rewards	Why We Use the Element

Base Salary	Base salary is pay for competence in the executive role, with a focus on scope of responsibilities.	• Market practice. • Provides a threshold level of cash compensation for job performance.

Short-Term Incentive	The Company’s Performance Pay Program (the ‘‘PPP”) rewards achievement of operational, EPS and business unit financial goals.	• Market practice. • Focuses attention on achievement of short-term goals that ultimately works to fulfill our mission to customers and lead to increased stockholder value in the long-term.

Intended Role and
What the Element
Pay Element	Rewards	Why We Use the Element

Long-Term Incentive: Stock Options	Stock options reward price increases in Common Stock over the market price on date of grant, over a 10-year term.	• Represents performance-based compensation. • Aligns executives’ interests with those of Southern Company stockholders.

Long-Term Incentive: Performance Dividend Program	The PDP provides cash compensation dependent on the number of stock options held at year end, Southern Company’s declared dividends during the year and Southern Company’s four-year TSR versus industry peers.
• Performance-based compensation.
• Enhances the value of stock options and focuses executives on maintaining a significant dividend yield for Southern Company’s stockholders.
• Aligns executives’ interests with Southern Company stockholder interests since payouts are dependent on performance, defined as Common Stock performance vs. industry peers.
• Competitive market practice.

Discretionary Bonus	• An employee’s supervisor, may make discretionary bonus payments to an individual based on extraordinary performance. • Awards are not tied to pre-established performance goals.	Provides a means of rewarding, on a current basis, extraordinary performance of individuals.

Retirement Benefits
• The Deferred Compensation Plan (the ‘‘DCP”) provides the opportunity to defer to future years all or part of base salary and bonus in either a prime interest rate or Common Stock account.
• Executives participate in employee benefit plans available to all employees of the Company, including a 401(k) savings plan and the funded Southern Company Pension Plan (the ‘‘Pension Plan”).
• The Supplemental Benefit Plan (the ‘‘SBP”) counts pay ineligible to be counted under the Pension Plan and the 401(k) plan due to Internal Revenue Service rules, including deferred salary.
• The Supplemental Executive Retirement Plan (the ‘‘SERP”) counts short-term incentive pay above 15% of base salary for pension purposes.

• The DCP is a cost-effective method of providing additional cash flow to the Company while enhancing the retirement savings of executives.
• The effect of the SBP and the SERP is to eliminate the effect of tax limitations on the payment of retirement benefits.
• Represents market practice for companies in Southern Company’s peer group and generally.

Intended Role and
What the Element
Pay Element	Rewards	Why We Use the Element

Perquisites and Other Personal Benefits
• Personal financial planning maximizes the perceived value of our executive compensation program to executives and allows executives to focus on Company operations.
• Home security systems lower our risk of harm to executives.
• Club memberships are provided primarily for business use.
• Relocation benefits are provided when an officer relocates for the Company.
Perquisites benefit both the Company and executives, at low cost to us.

Post-Termination Pay	CIC plans provide severance pay, accelerated vesting and payment of short- and long-term incentive awards upon a CIC of the Company or Southern Company coupled with involuntary termination not for ‘‘Cause” or a voluntary termination for “Good Reason.”
• Providing protections to senior executives upon a CIC minimizes disruption during a pending or anticipated CIC.
• Payment and vesting occur only upon the occurrence of both an actual CIC and loss of the executive’s position.

MARKET DATA

For the named executive officers, we review compensation data from electric and gas utilities. The data is developed and analyzed by Hewitt Associates, the compensation consultant retained by the Compensation Committee. The companies included each year in the primary peer group are those whose data is available through the consultant’s database. Those companies are drawn from this list of regulated utilities of $2 billion in revenues and up. This market data is used to establish total compensation opportunities for all elements of pay based on each named executive officer’s position with the Company.

Allegheny Energy, Inc.	Entergy Corporation	PNM Resources, Inc.
Alliant Energy Corporation	Exelon Corporation	PPL Corporation
Ameren Corporation	FirstEnergy Corp.	Progress Energy, Inc.
American Electric Power Company, Inc.	FPL Group, Inc.	Public Service Enterprise Group Incorporated
Centerpoint Energy, Inc.	Great Plains Energy Incorporated	Puget Energy, Inc.
Cinergy Corp.	Hawaiian Electric Industries, Inc.	SCANA Corporation
CMS Energy Corporation	KeySpan Corporation	Sempra Energy
Consolidated Edison, Inc.	NiSource Inc.	Sierra Pacific Resources
Constellation Energy Group, Inc.	Northeast Utilities	TECO Energy, Inc.
Dominion Resources, Inc.	NSTAR	TXU Corp.
DTE Energy Company	OGE Energy Corp.	Wisconsin Energy Corporation
Duke Energy Corporation	Pepco Holdings, Inc.	WPS Resources Corporation
Edison International	PG&E Corporation	Xcel Energy Inc.
Energy East Corporation	Pinnacle West Capital Corporation

Southern Company is one of the largest U.S. utility companies in revenues and market capitalization. For that reason, the consultant size-adjusts the market data in order to fit it to the scope of Southern Company’s business.

In using market data, market is defined as the size-adjusted 50th percentile of the data, with a focus on pay opportunities at target performance (rather than actual plan payouts). We provide pay opportunities (base salary, target PPP payouts, stock option awards and target PDP payouts) at market and design our incentive plans to pay significantly more or less than the target amount when actual performance is above or below target performance levels. As a result, our plans are designed to result in payouts that are market-appropriate given our performance for that year or period.

The Company does not target a specified weight for base salary or short-term or long-term incentives as a percent of total compensation, nor did amounts realizable from prior compensation serve to increase or decrease 2006 compensation amounts. The competitive posture of one element of pay affects the targeted competitive posture of other elements such that total compensation opportunities for senior management as a group are managed to be at the median of the market for companies our size and in our industry. The market data influenced executive officer base salary and incentive opportunities as follows for 2006:

•	Base salaries for senior executives were targeted at market, though individual salaries may be above or below that level for reasons of time in position, criticality to the business, individual performance or internal equity.

•	Target PPP opportunities were somewhat higher than market because in 2000, a long-term incentive plan (the Productivity Improvement Plan) was terminated and its award opportunities folded in with PPP. Target opportunities are set at a percentage of base salary.

•	To counterbalance the above-market PPP opportunities, stock option award sizes were set to be somewhat below market after taking into account the related PDP opportunity.

For purposes of comparing the value of our program to the market data, stock options are valued at 15%, and PDP targets at 10%, of the average daily Common Stock price for the year preceding the grant, both of which represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. For the 2006 grant of stock options and the PDP targets established for the 2006–2009 performance period, this value was $8.53 per stock option granted. The stock option value used for market data comparisons exceeds the value reported in the Grants of Plan-Based Awards Table because it assumes that the options are held for their full 10-year term. The Black-Scholes value reported in the table uses historical holding period averages of approximately five years.

•	As discussed above, we target total compensation opportunities for senior executives as a group at market. Therefore, some senior executives may be paid somewhat above and others somewhat below market. This practice allows for minor differentiation based on time in the position, individual performance and internal equity. The average total target compensation opportunities for the named executive officers for 2006 were approximately 2% above the market data described above.

•	In 2004, the Compensation Committee received a detailed comparison of our executive benefits program to the benefits of a group of other large utilities and general industry companies. The results indicated that Southern Company’s executive benefits program was slightly below market.

•	In addition to the components described above, an employee’s supervisor may make discretionary bonuses. These discretionary bonuses are not tied to the achievement of pre-established performance goals. They are used to reward extraordinary performance on a current basis.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2006 Base Salary

The named executive officers are each within a position level with a base salary range that is established under the direction of the Compensation Committee using the market data described above. Also considered in recommending the specific base salary level for each named executive officer is the need to retain an experienced team, internal equity, time in position and individual performance. This analysis of individual performance included the degree of competence and initiative exhibited and the individual’s relative contribution to the results of operations in prior years.

Base salaries for Ms. Turnage and Messrs. Atherton and Horsley were recommended by Mr. Topazi to Mr. David M. Ratcliffe, the Southern Company President and Chief Executive Officer. The base salary for Ms. Flowers, who serves as both an executive officer of the Company and of Southern Company’s generation business unit (“Southern Company Generation”), was recommended by the Executive Vice President of Southern Company Generation, with input from Mr. Topazi, to the President of Southern Company Generation. Mr. Kerley was an executive officer of the Company until April 1, 2006 when he transferred to Alabama Power Company, another subsidiary of Southern Company. Mr. Kerley’s base salary level was recommended by his supervisor at Alabama Power Company to a senior officer at Alabama Power Company. Mr. Topazi’s base salary is approved by Mr. Ratcliffe.

The actual base salary levels set for each of the named executive officers were set within the pre-established salary ranges.

2006 Incentive Compensation

Achieving Operational and Financial Goals — Our Guiding Principle for Incentive Compensation
Our number one priority is to provide our customers outstanding reliability and superior service at low prices while achieving a level of financial performance that benefits our stockholders in the short- and long-term.

In 2006, we strove for and rewarded:

•	Continued industry-leading reliability and customer satisfaction, while maintaining our low retail prices relative to the national average; and

•	Meeting increased energy demand with the best economic and environmental choices.

In 2006, we also focused on and rewarded:

•	Southern Company EPS Growth — A continuation of growing EPS an average of five percent per year from a base, excluding synfuel earnings, established in 2002. The target goal shown below is five percent greater than the goal established for 2005.

•	Company ROE in the top quartile of comparable electric utilities.

•	Common Stock Dividend Growth.

•	Long-term, risk-adjusted Southern Company TSR.

•	Financial Integrity — An attractive risk-adjusted return, sound financial policy and a stable “A” credit rating.

The incentive compensation program is designed to encourage the Company to achieve these goals.

The Southern Company Chief Executive Officer with the assistance of Southern Company’s Human Resources staff recommends to the Compensation Committee program design and award amounts for senior executives.

2006 PPP

Program Design
PPP is Southern Company’s annual cash incentive plan. Almost all employees of the Company are participants, including the named executive officers, a total of about 1,200 Company participants.

The performance measured by the program uses goals set at the beginning of each year by the Compensation Committee.

An illustration of the PPP goal structure for 2006 is provided below.

•	Operational goals for 2006 were safety, customer service, plant availability, transmission and distribution system reliability, inclusion, capital expenditures, and for Southern Company Generation, also net income. Each of these Operational Goals is explained in more detail under “Goal Details” below. The result of all Operational Goals is averaged and multiplied by the bonus impact of the EPS and Business Unit Financial Goals. The amount for each goal can range from 0.90 to 1.10 or 0.00 if a threshold performance level is not achieved as more fully described below. The level of achievement for each Operational Goal is determined and the results are averaged.

•	Southern Company EPS is weighted at 50% of the Financial Goals. EPS is defined as earnings from continuing operations divided by average shares outstanding during the year, excluding synthetic fuel earnings (“synfuel earnings”). The EPS performance measure is applicable to all participants in the PPP, including the named executive officers.

•	Business Unit Financial Performance is weighted at 50% of the financial goals. The Company financial performance goal is ROE, which is defined as the Company’s net income divided by average equity for the year. For Southern Company Generation, it is calculated using a corporate-wide weighted average of all the business unit financial performance goals, including primarily the ROE of the Company and affiliated companies, Alabama Power Company, Georgia Power Company and Gulf Power Company. The Business Unit Financial Goal for Alabama Power Company also was ROE. Mr. Kerley’s PPP payout amount was pro-rated based on his service at the Company and Alabama Power. For Ms. Flowers, the Business Unit Financial Goal was weighted 30% Company ROE and 20% Southern Company Generation Financial Goal.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. Such adjustments include the impact of items considered one time or outside of normal operations or not anticipated in the business plan when the earnings goal was established, and of sufficient magnitude to warrant recognition. For the payout to Mr. Kerley, based on 2006 performance, an adjustment was made as described below under the heading “2006 Achievement.” The effect of the adjustment was to increase his payout under the program by approximately four percent.

Under the terms of the program, no payout can be made if Southern Company’s current earnings are not sufficient to fund its Common Stock dividend at the same level as the prior year.

Goal Details

Operational Goals:
Customer Service — The Company uses customer satisfaction surveys to evaluate the Company’s performance. The survey results provide an overall ranking for the Company, as well as a ranking for each customer segment: residential, commercial and industrial.

Reliability — Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, expected weather conditions, and expected capital expenditures.

Availability — Peak season equivalent forced outage rate is an indicator of fossil/hydro plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours.

Safety — Southern Company’s Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the Occupational Safety and Health Administration recordable incident rate.

Inclusion/Diversity — The inclusion program seeks to improve our inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles and supplier diversity.

Capital expenditures — We aim to manage capital expenditures to meet customer commitments without sacrificing financial integrity.

Southern Company capital expenditures “gate” or threshold goal — Southern Company strives to manage total capital expenditures for the participating business units at or below $2.7 billion for 2006, excluding nuclear fuel. If the capital expenditure target is exceeded, total Operational Goal performance is capped at 0.90 for all business units, regardless of the actual Operational Goal results. Adjustments to the goal may occur due to significant events not anticipated in Southern Company’s business plan established early in 2006, such as acquisitions or disposition of assets, new capital projects and other events.

For Ms. Flowers, the Southern Company Generation Operational Goals are applied rather than those for the Company. These goals included availability, safety, inclusion/diversity, capital expenditures and Southern Company Generation net income. Mr. Kerley was paid based on achievement of the Operational Goals at Alabama Power Company, which had the same Operational Goals as the Company.

The range of performance levels established for the Operational Goals are detailed below.

				Safety
				Company/		Competitive
				Southern		Generation
Level of				Company		Net
Performance	Customer Service	Reliability	Availability	Generation	Inclusion	Income		Capital

Maximum (1.10)	Top quartile	Improve historical performance	2.00%	1.25/0.66	Significant improvement		$310 million	Below budget

Target (1.00)	2nd quartile	Maintain historical performance	2.75%	1.75/0.88	Improve		$285 million	Slightly above budget

Threshold (0.90)	3rd quartile	Below historical performance	3.75%	2.50/1.10	Below expectations		$226 million	Above budget

0 Trigger	4th quartile	Significant issues	6.00%	>2.50/>1.10	Significant issues	< $	226 million	See gate goal

EPS and Business Unit Financial Performance:

The range of EPS and Business Unit Financial Goals for 2006 is shown below. The ROE goal varies from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses and other activities not subject to state regulation.

		Southern
		Company
		EPS	Business Unit		Payout Factor at	Payout Below
		Excluding	Financial		Highest Level of	Threshold for
Level of		Synfuel	Performance	Payout	Operational Goal	Operational Goal
Performance		Earnings	ROE	Factor	Achievement	Achievement

Maximum		$2.11	14.25%	2.00	2.20	0.00

Target		$2.055	13.25%	1.00	1.10	0.00

Threshold		$1.97	10.50%	0.25	0.275	0.00

Below threshold	< $	1.97	< 10.50%	0.00	0.00	0.00

2006 Achievement
Each named executive officer had a target PPP opportunity, based on his or her position, set by the Compensation Committee at the beginning of 2006. Targets are set as a percentage of base salary. Mr. Topazi’s target was set at 60%. For Ms. Turnage and Messrs. Horsley and Kerley, it was set at 45% and for Ms. Flowers and Mr. Atherton it was set at 40%, based on their respective position levels. At Alabama Power Company, Mr. Kerley’s PPP target was set at 40% which resulted in a weighted average target of 41% of his base salary. Actual PPP payouts were developed by adding the payouts derived from EPS and Business Unit financial performance goal achievement for 2006 and multiplying that sum by the result of the Operational Goal achievement. The gate goal target was not exceeded and therefore had no impact on payouts. Actual 2006 goal achievement is shown in the table below.

					Business	Total
					Unit	Weighted
	Operational	EPS,	EPS Goal	Business	Financial	Financial	Total
	Goal	Excluding	Performance	Unit	Performance	Performance	PPP
Business	Multiplier	Synfuel	Factor	Financial	Factor	Factor	Factor
Unit	(A)	Earnings	(50% Weight)	Performance	(50% Weight)	(B)	(A x B)

Company	1.09	$2.10	1.84	14.25%	2.00	1.92	2.09

Alabama Power Company	1.09	$2.10	1.84	13.31%	1.06	1.45	1.58

Southern Company Generation	1.09	$2.10	1.84	13.7% (Corporate Average)	1.53	1.68	1.83

For Ms. Flowers, the Total PPP Factor was 1.99 which was based 50% on EPS, 30% on Company performance and 20% on Southern Company Generation performance, as adjusted by the Southern Company Generation Operational Goal Multiplier.

Note that the Total PPP Factor may vary from the Total Weighted Performance multiplied by the Operational Goal multiplier due to rounding. To calculate a PPP payout, the target opportunity (PPP target times base salary) is multiplied by the Total PPP Factor.

PPP payouts were determined using EPS and Business Unit financial performance results. The EPS results differ somewhat from the results reported in Southern Company’s financial statements in Southern Company’s 2006 Annual Report to Stockholders. The Business Unit financial performance results for Alabama Power Company, which only affected Mr. Kerley’s PPP payout, differed somewhat from the results reported in Alabama Power Company’s financial statements for the year ended December 31, 2006. These differences are described below.

EPS excluding synfuel earnings — Southern Company’s synthetic fuel investments generate tax credits as a result of synthetic fuel production. Due to higher oil prices in 2006, such tax credits were partially phased out and one synfuel investment was terminated. As a result, Southern Company’s synthetic fuel investments did not contribute significantly to earnings and EPS during 2006. These tax credits will no longer be available after December 31, 2007. Southern Company management uses EPS, excluding synfuel earnings, to evaluate the performance of Southern Company’s ongoing business activities. We believe the presentation of earnings and EPS, excluding the results of the synthetic fuel investments, also is useful for investors because it provides additional information for purposes of comparing our performance for such periods. For 2006, reported EPS was $2.12 per share including synfuel earnings, and $2.10 per share excluding synfuel earnings. As established by the Compensation Committee in early 2006, the PPP goal for 2006 measures the EPS performance, excluding synfuel earnings.

The 2006 ROE reported for Alabama Power Company was 13.23%. Alabama Power Company’s ROE performance for PPP was 13.31%, due to a one-time adjustment approved by the Compensation Committee to exclude the impact of New Source Review litigation that was settled during 2006.

Stock Options
Options to purchase Common Stock are granted annually and were granted in 2006 to the named executive officers and about 200 other employees of the Company. Options have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control and expire at the earlier of five years from the date of retirement or the end of the 10-year term.

Stock option award sizes for 2006 were calculated using guidelines set by the Compensation Committee as a percent of base salary. These guidelines are kept stable from year to year unless the market data indicates a clear need to change them.

The number of options granted is the guideline figure divided by Southern Company’s average daily Common Stock price for the year preceding the grant. This is done to mitigate volatility in the number of options granted and to provide a standard price formula to determine the size of quarterly new-hire grants.

PDP
All option holders (about 200 Company employees), including the named executive officers, can receive performance-based dividend equivalents on stock options held at the end of the year. Dividend equivalents can range from 0% to 100% of the Common Stock dividend paid during the year per option held at the end of the year. Actual payout will depend on Southern Company’s TSR over a four-year performance measurement period compared to a group of other electric and gas utility companies listed below.

TSR is calculated by measuring the ending value of a hypothetical $100 invested in each company’s common stock at the beginning of each of 16 quarters.

No PDP amounts are paid if Southern Company’s earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2003-2006 Payout
The peer group used to determine the payout for the 2003-2006 performance measurement period was made up of utilities with revenues of $2 billion or more with regulated revenues of 70% or more. Those companies are listed below.

Allegheny Energy, Inc.
Alliant Energy Corporation
Ameren Corporation
American Electric Power
  Company, Inc.
Avista Corporation
Consolidated Edison, Inc.
DTE Energy Company
Energy East Corporation
Entergy Corporation	Exelon Corporation FirstEnergy Corporation FPL Group, Inc. NiSource Inc. Northeast Utilities NorthWestern Corporation NSTAR OGE Energy Corp. PEPCO Holdings, Inc Pinnacle West Capital Corporation	Progress Energy, Inc.
Public Service Enterprise Group
  Incorporated
Puget Energy, Inc.
SCANA Corporation
Sempra Energy
Sierra Pacific Resources
Westar Energy, Inc.
Wisconsin Energy Corporation
Xcel Energy Inc.

The scale below determined the percent of the full year’s dividend paid on each option held at December 31, 2006 based on performance during 2003-2006. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of A Full Year’s Dividend Paid)

90th percentile or higher	100%

50th percentile	50%

10th percentile or lower	0%

The above payout scale, when established in 2003, paid 25% of the dividend at the 30th percentile and zero below that. The scale was extended to the 10th percentile on a straight-line basis by the Compensation Committee in October 2005, in order to avoid the earnings volatility and employee relations issues that the payout cliff created. (About 200 Company employees receive PDP awards.)

TSR was calculated by measuring the ending value of a hypothetical $100 invested in each company’s stock at the beginning of each of 16 quarters.

Southern Company’s TSR performance during the four year period ending with 2006 was the 32nd percentile, resulting in a payout of 27.5% of the full year’s Common Stock dividend, or $0.42. This figure was multiplied by each named executive officer’s outstanding stock options at December 31, 2006 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table.

2006-2009 Opportunity
The peer group for the period 2006-2009 is made up of utility companies with revenues of $1.2 billion or more with regulated revenues of approximately 60% or more. Those companies are listed below.

The guideline used to establish the peer group for the 2003-2006 performance measurement period was somewhat different from that used in 2006 to establish the peer group for the 2006-2009 performance measurement period. The guideline for inclusion in the peer group is reevaluated annually as needed to assist in identifying 25 to 30 companies similar to Southern Company. While the guideline does vary somewhat, 22 of the 29 companies in the peer group for the 2003-2006 performance measurement period also were in the peer group established for the 2006-2009 period.

Allegheny Energy, Inc.
Alliant Energy Corporation
Ameren Corporation
American Electric Power
  Company, Inc.
Aquila, Inc.
Centerpoint Energy, Inc.
Cinergy Corp.
CMS Energy Corporation
Consolidated Edison, Inc.
DPL Inc.	Edison International Energy East Corporation Entergy Corporation Exelon Corporation FPL Group, Inc. KeySpan Corporation NiSource Inc. Northeast Utilities NSTAR Pepco Holdings, Inc. PG&E Corporation	Pinnacle West Capital Corporation Progress Energy, Inc. Puget Energy, Inc. SCANA Corporation Sempra Energy Sierra Pacific Resources Westar Energy, Inc. Wisconsin Energy Corporation Xcel Energy Inc.

The scale below will determine the percent of the full year’s dividend paid on each option held at December 31, 2009, based on performance during 2006-2009. Payout for performance between points is interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of a Full Year’s Dividend Paid)

90th percentile or higher	100%

50th percentile	50%

10th percentile or lower	0%

See the Grants of Plan-Based Awards Table and the accompanying information following it for more information about threshold, target and maximum payout opportunities for the 2006-2009 PDP.

Discretionary Bonuses
Under the discretion mentioned above, Mr. Topazi approved discretionary bonuses to Ms. Turnage and Mr. Atherton for the superior leadership demonstrated in securing the funds from the State of Mississippi to cover much of the Company’s expenses from Hurricane Katrina. Mr. Topazi also approved a discretionary bonus to Ms. Flowers for her leadership in successfully securing credits for the lignite project. The amounts received by each are reported in the Bonus Column in the Summary Compensation Table.

Timing of Incentive Compensation

As discussed above, Southern Company EPS and Company financial performance goals for the 2006 PPP were established at the February 2006 Compensation Committee meeting. Annual stock option grants were also made at that meeting. The establishment of incentive compensation goals and the granting of stock options were not timed with the release of non-public material information. This procedure was consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2006, and in all prior years, was the average of the high and low market price of Common Stock on the date of grant. Beginning with the grant made in February 2007, the exercise price is or will be no lower than the closing market price on the date of grant. The date of grant is the date the Compensation Committee approved the stock option awards or the last trading day prior to the approval date if the NYSE is closed on the approval date.

Post-Employment Compensation

As mentioned above, we provide certain post-employment compensation to employees, including the named executive officers:

Retirement Benefits
Generally, all full-time employees of the Company, including the named executive officers, participate in the Pension Plan after completing one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. We also provide unfunded benefits that count salary and short-term incentive pay that is ineligible to be counted under the funded pension plan. (These plans are the SBP and the SERP that are mentioned in the chart above.) See the Pension Benefits Table and the information accompanying it for more information about pension-related benefits.

The Company also provides the DCP which is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service. Up to 50% of base salary and up to 100% of PPP and PDP may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP. See the Nonqualified Deferred Compensation Table and the information accompanying it for more information about the DCP.

CIC Protections
Providing certain protections to senior executives upon a CIC allows them to negotiate aggressively with a prospective purchaser. Providing such protections to our employees in general minimizes disruption during a pending or anticipated CIC. For all participants, payment and vesting occur only upon the occurrence of both a true CIC and loss of the individual’s position.

CIC protections including severance pay and, in some situations, vesting or payment of long-term incentive awards, are provided upon a CIC of Southern Company or the Company coupled with an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a CIC and a termination of employment.

More information about post-employment compensation, including severance arrangements under Southern Company’s CIC program, is included below under the heading Potential Payments upon Termination or Change in Control below.

Executive Stock Ownership Requirements

Effective January 1, 2006, the Compensation Committee adopted Common Stock ownership requirements for officers of Southern Company and its subsidiaries that are in a position of Vice President or above. All of the named executive officers are covered by the requirements. The guidelines were implemented to further align the interest of officers and Southern Company stockholders by promoting a long-term focus and long-term share ownership.

The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans and Common Stock accounts in the DCP and the SBP. One-third of vested Southern Company stock options may be counted, but if so, the ownership target is doubled.

The requirements are expressed as a multiple of base salary as per the table below.

Multiple of Salary Counting
	Multiple of Salary Without	1/3 of Vested
Name	Counting Stock Options	Options

A. J. Topazi	3 Times	6 Times

F. V. Turnage	2 Times	4 Times

J. W. Atherton	1 Times	2 Times

K. D. Flowers	1 Times	2 Times

D. R. Horsley	2 Times	4 Times

B. J. Kerley	1 Times	2 Times

The ownership requirement is reduced by one-half for officers that are over 60 years of age. This reduction allows the officer to diversify his or her holdings in anticipation of retirement in five years or less. None of the named executive officers is over 60.

Current officers have until September 30, 2011 to meet the applicable ownership requirement. Newly-elected officers will have five years to meet the applicable ownership requirement.

Impact of Accounting and Tax Treatments on Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility Mr. Topazi’s compensation that exceeds $1 million per year unless the compensation is paid under a performance-based plan as defined in the Code and that has been approved by Southern Company’s stockholders. Southern Company has obtained stockholder approval of the Omnibus Incentive Compensation Plan, under which all of our incentive compensation is paid. For tax purposes, in order to ensure that PPP and PDP payouts are fully deductible under Section 162(m) of the Code the Compensation Committee approved in February 2006 a formula that represented a maximum PPP amount payable (defined as 0.6% of Southern Company’s net income), and the maximum 2006-2009 PDP amount payable (also defined as 0.6% of the Southern Company’s net income). In 2006, the Compensation Committee used (for PPP), or will use (for PDP), negative discretion from those amounts to determine the actual payouts pursuant to the methodologies described above.

Because our policy is to maximize long-term stockholder value, as described fully in this CD&A, tax deductibility is not the only factor considered in setting compensation.

Policy on Recovery of Awards

The Company’s 2006 Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive will reimburse the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

Southern Company Policy Regarding Hedging the Economic Risk of Stock Ownership

Southern Company’s policy is that insiders, including outside directors, will not trade in Southern Company options on the options market and will not engage in short sales.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K covering the 2006 fiscal year and in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

Gerald J. St. Pé, Chair
Thomas F. Chapman
Donald M. James
William G. Smith, Jr.

SUMMARY COMPENSATION TABLE FOR 2006

The Summary Compensation Table shows the amount and type of compensation received or earned in 2006 for the Chief Executive Officer, the Chief Financial Officer and the next four most highly-paid executive officers of the Company. Collectively, these six officers are referred to as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
				Stock	Option	Plan	Compensation	Other
Name and Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
(a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)

Anthony J. Topazi	2006	345,261	0	0	169,897	510,567	286,525	34,054	1,346,304
President, Chief Executive Officer and Director

Frances V. Turnage	2006	196,135	20,000	0	53,846	206,475	111,455	27,112	615,023
Vice President, Chief Financial Officer and Treasurer

John W. Atherton	2006	157,771	20,000	0	23,088	146,552	42,266	18,877	408,554
Vice President

Kimberly D. Flowers	2006	195,113	10,000	0	38,742	178,999	149	23,221	446,224
Vice President

Donald R. Horsley	2006	215,308	0	0	42,973	228,397	52,936	196,591	736,205
Vice President

Bobby J. Kerley	2006	225,215	0	0	62,109	182,826	86,717	82,232	639,099
Vice President, transferred to Alabama Power Company in March 2006

Column (d)

The amounts reported in this Column were for individual performance during 2006 by Mss. Turnage and Flowers and Mr. Atherton. These amounts were not based on achievement of pre-determined performance goals. Please see the CD&A for more information about the discretionary awards. Payouts under the Company’s short- and long-term incentive compensation programs (PPP and PDP) are reported in column (g).

Column (e)

No equity-based compensation has been awarded to the named executive officers, or any other employees of the Company, other than Stock Option Awards which are reported in column (f).

Column (f)

This Column reports the dollar amounts recognized for financial statement reporting purposes with respect to 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, (revised 2004) (“FAS 123R”) disregarding any estimates of forfeitures relating to service-based vesting conditions. The assumptions used in calculating these amounts are discussed in Note 1 to the financial statements in the Company’s 2006 Annual Report.

For Ms. Turnage, and Messrs. Topazi, Horsley and Kerley, the amounts shown equal the grant date fair value for the 2006 options granted in 2006, as reported in the Grants of Plan-Based Awards Table because these named executive officers have been retirement eligible for several years and therefore their options will vest in full upon termination. Accordingly, under FAS 123R, the full grant date fair value of their option awards is expensed in the year of grant. However, for Ms. Flowers and Mr. Atherton, the amount reported reflects the amounts expensed in 2006 attributable to the following stock option grants made in 2006 and in prior years because they were not retirement eligible on the grant dates. Therefore, the grant date fair value for options granted to Ms. Flowers and Mr. Atherton is amortized over the vesting period of each option. The grant date fair value for the grant made in 2006 is reported in the Grants of Plan-Based Awards Table.

	Amount Expensed in 2006	Amount Expensed in 2006
	(Kimberly D. Flowers)	(John W. Atherton)
Grant Date	($)	($)

2003	1,572	291

2004	11,484	2,070

2005	13,678	11,166

2006	12,008	9,562

TOTAL	38,742	23,088

Column (g)

The amounts in this column are the aggregate of the payouts under the PPP and the PDP that are discussed in detail in the CD&A. The amounts paid under each program to the named executive officers are shown below:

	PPP	PDP	Total
Name	($)	($)	($)

A. J. Topazi	437,916	72,651	510,567

F. V. Turnage	188,763	17,712	206,475

J. W. Atherton	138,763	7,789	146,552

K. D. Flowers	156,514	22,485	178,999

D. R. Horsley	200,341	28,056	228,397

B. J. Kerley	160,983	21,843	182,826

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, the “Pension Benefits”) that are described more fully following the Pension Benefits Table.

The amounts reported are earned through September 30, 2006 over the comparable amounts computed as of September 30, 2005. September 30 was the measurement date used for the Company’s financial statement reporting purposes for fiscal years 2005 and 2006. For information on the assumptions used to calculate the actuarial present value of accumulated benefits as of September 30, 2006, see the information following the Pension Benefits Table. The amounts computed as of September 30, 2005 used the same assumptions except that the discount rate used was 5.5% per year, the rate used in the Company’s 2005 financial statements, rather than 6.0% per year. The discount rate change was prompted by the pension accounting standards which require this assumption to be reselected each year based on fixed income investments’ market yields. The assumptions used to calculate the September 30, 2005 values differ from those used to derive pension obligations reported in the 2005 financial statements in one respect: the obligations were calculated assuming that a portion of the pension benefits would be paid out through the purchase of a third-party annuity. That program has been eliminated and annuities were never purchased so that assumption was not used when computing the benefit values above.

This column also reports the above-market earnings on deferred compensation. Above-market earnings are defined by the SEC as any amount above 120% of the applicable federal long-term rate as prescribed under Section 1274(d) of the Code.

Under the DCP, eligible employees are permitted to defer up to 50% of their salary and 100% of payments under the PPP or the PDP. The deferred amounts are then treated as if invested in one of two investment options — at the election of the participant. Amounts may be treated as if invested in Common Stock (“Stock Equivalent Account”) or at the prime interest rate as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks (“Prime Equivalent Account”).

The amounts invested in the Stock Equivalent Account are treated as if dividends are paid and reinvested at the same rate as that paid to the Southern Company’s stockholders. That amount is not considered “above-market” as defined by the SEC.

In 2006, the prime interest rate used in the Prime Equivalent Account exceeded 120% of the applicable long-term rate in effect at the measurement point required under the SEC’s rules. Therefore, earnings that exceed the amount calculated at that rate are reported here. The range of interest rates under the Prime Equivalent Account was 7.25% to 8.25% in 2006 and the applicable long-term rate was 7.14%.

The table below itemizes the amounts reported in this column.

	Change in		Above-Market Earnings on
	Pension Value		Deferred Compensation	Total
Name	($)		($)	($)

A. J. Topazi	285,124		1,401	286,525

F. V. Turnage	111,455		0	111,455

J. W. Atherton	42,266		0	42,266

K. D. Flowers	0	*	149	149

D. R. Horsley	51,252		1,684	52,936

B. J. Kerley	82,297		4,420	86,717

*	The present value of accumulated benefits declined over the last 12 months by $1,409.

Column (i)

This Column reports the following items: perquisites; tax reimbursements by the Company and Company contributions in 2006 to the Southern Company Employee Savings Plan (the “ESP”), which is a tax-qualified defined contribution plan intended to meet requirements of Section 401(k) of the Code and contributions in 2006 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (the “SBP-N”). The SBP-N is described more fully in the information following the Nonqualified Deferred Compensation Table. The amounts reported are itemized below.

		Tax
	Perquisites	Reimbursements	ESP	SBP-N	Total
Name	($)	($)	($)	($)	($)

A. J. Topazi	9,484	8,711	9,900	5,959	34,054

F. V. Turnage	5,301	12,835	8,976	0	27,112

J. W. Atherton	1,104	10,520	7,253	0	18,877

K. D. Flowers	7,776	7,255	8,190	0	23,221

D. R. Horsley	182,435	4,254	9,902	0	196,591

B. J. Kerley	67,736	4,877	8,544	1,075	82,232

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of the financial planner on behalf of the officers, up to a maximum amount of $7,000 per year, after the initial year that the benefit is first provided. In the initial year the amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees. The full cost paid by the Company in 2006 is reported here.

Home Security Monitoring is provided by the Company’s security personnel. The amount of the benefit reported here represents the incremental cost of the Company-provided monitoring. The incremental cost is the full cost of providing security monitoring at Company-owned facilities and covered employees’ residences divided by the number of security systems monitored.

Personal Use of Company-Provided Club Memberships.  The Company provides club memberships to certain officers, including all of the named executive officers. The memberships are provided for business use; however, personal use is permitted. The amount included reflects the pro-rata portion of the membership fees paid by the Company that are attributable to the named executive officers’ personal use. Direct costs associated with any personal use, such as meals, are paid for or reimbursed by the employee and therefore are not included.

Personal Use of Corporate-Owned Aircraft.  Southern Company owns aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose. Also, if seating is available, the Southern Company permits a spouse or other family member to accompany a Company employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the spousal travel and no amounts are included for such travel. Any additional expenses incurred that are related to spousal travel are included.

Relocation Benefits.  Mr. Kerley received relocation benefits from Alabama Power Company in connection with his relocation from the Company to Alabama Power Company, in the amount of $61,369 which included primarily two month’s base salary in lieu of reimbursement of relocation and temporary living expenses and a lump-sum payment equal to 10% of base salary under the Company’s compensation program for geographic relocations. Mr. Horsley received relocation benefits from the Company in connection with his relocation to the Company from Alabama Power Company, in the amount of $180,330 which included primarily amounts paid to a third party relocation firm and seven month’s base salary. The amount paid to Mr. Horsley exceeded the usual amount provided by the Company for relocation because of the extraordinary costs associated with relocating to the Mississippi Gulf Coast following Hurricane Katrina.

Other Miscellaneous Perquisites.  The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS MADE IN 2006

The Grants of Plan-Based Awards Table provides information on stock option grants made and goals established for future payouts under the Company’s incentive compensation programs during 2006 by the Compensation Committee.

						All Other
						Option Awards:
						Number of	Exercise or	Closing Price	Grant Date
		Estimated Possible Payouts Under				Securities	Base Price	on Last Trading	Fair Value of
		Non-Equity Incentive Plan Awards				Underlying	of Option	Date Prior to	Stock and
		Threshold		Target	Maximum	Options	Awards	Grant Date	Option Awards
Name	Grant Date	($)		($)	($)	(#)	($/Sh)	($/Sh)	($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)

A. J. Topazi	2/20/2006	PPP	47,144	209,529	460,963	40,939	33.81	33.86	169,897
		PDP	13,276	132,761	265,521

F. V. Turnage	2/20/2006	PPP	20,321	90,317	198,698	12,975	33.81	33.86	53,846
		PDP	3,237	32,366	64,732

J. W. Atherton	2/20/2006	PPP	14,939	66,394	146,068	8,031	33.81	33.86	33,329
		PDP	1,423	14,234	28,468

K. D. Flowers	2/20/2006	PPP	17,696	78,650	173,031	10,084	33.81	33.86	41,849
		PDP	4,109	41,088	82,176

D. R. Horsley	2/20/2006	PPP	22,882	101,696	223,732	10,355	33.81	33.86	42,973
		PDP	5,127	51,268	102,536

B. J. Kerley	2/20/2006	PPP	20,937	93,054	204,719	14,966	33.81	33.86	62,109
		PDP	3,991	39,915	79,829

Columns (c), (d) and (e)

The amounts reported as PPP reflect the amounts established by the Compensation Committee in early 2006 to be paid for certain levels of performance as of December 31, 2006 under the PPP, the Company’s short-term incentive program. The Compensation Committee assigns each named executive officer a target incentive opportunity, expressed as a percentage of base salary, that is paid for target-level performance under the PPP. The target incentive opportunities established for the named executive officers for 2006 performance was 60% for Mr. Topazi, 45% for Ms. Turnage, 44% for Mr. Horsley, 41% for Mr. Kerley and 40% for Ms. Flowers and Mr. Atherton. The payout factor for threshold performance was set at 0.225 times of the target incentive opportunity and the maximum amount payable was set at 2.20 times of the target. The amount paid to each named executive officer under the PPP for actual 2006 performance is included in the Non-Equity Incentive Plan Compensation Column in the Summary Compensation Table and is itemized in the notes following that table. More information about the PPP, including the applicable performance criteria established by the Compensation Committee, is provided in the CD&A.

The Company also has a long-term incentive program, the PDP, that pays performance-based dividend equivalents based on the Southern Company’s TSR compared with the TSR of its peer companies over a four-year performance measurement period. The Compensation Committee establishes the level of payout for prescribed levels of performance over the measurement period.

In February 2006, the Compensation Committee established the PDP goal for the four-year performance measurement period beginning on January 1, 2006 and ending on December 31, 2009. The amount earned based on performance over that period will be paid following the end of the period. However, no amount is earned and paid unless the Compensation Committee approves the payment at the beginning of the final year of the performance measurement period. Also, nothing is earned unless Southern Company’s earnings are sufficient to fund a Common Stock dividend at the same level as the prior year.

The PDP pays to all option holders a percentage of the Common Stock dividend paid to Southern Company’s stockholders in the last year of the performance measurement period. It can range from approximately 5% for performance above the 10th percentile compared with the performance of the peer companies to 100% of the dividend if Southern Company’s TSR is at or above the 90th percentile. That amount is then paid per option held at the end of the four-year period. The amount, if any, ultimately paid to the option holders, including the named executive officers, at the end of the 2006-2009 performance measurement period will be based on

(1) Southern Company’s TSR compared to that of its peer companies as of December 31, 2009, (2) the actual dividend paid in 2009 to Southern Company’s stockholders, if any, and (3) the number of options held by the named executive officers on December 31, 2009.

The number of options held on December 31, 2009 will be affected by the number of additional options granted to the named executive officers prior to December 31, 2009, if any, and the number of options exercised by the named executive officers prior to December 31, 2009, if any. None of these components necessary to calculate the range of payout under the PDP for the 2006-2009 performance measurement period is known at the time the goal is established.

The amounts reported as PDP in columns (c), (d) and (e) were calculated based on the number of options held by the named executive officers on December 31, 2006, as reported in columns (b) and (c) of the Outstanding Equity Awards at Fiscal Year-End Table and the Common Stock dividend of $1.535 per share paid to stockholders in 2006. These factors are itemized below.

	Stock	Performance Dividend	Performance Dividend	Performance Dividend
	Options Held	Equivalent Per Option	Equivalent Per Option	Per Option Paid at
	as of	Paid at Threshold	Paid at Target	Maximum
	December 31, 2006	Performance	Performance	Performance
Name	(#)	($)	($)	($)

A. J. Topazi	172,978	0.07675	0.7675	1.535

F. V. Turnage	42,171	0.07675	0.7675	1.535

J. W. Atherton	18,546	0.07675	0.7675	1.535

K. D. Flowers	53,535	0.07675	0.7675	1.535

D. R. Horsley	66,799	0.07675	0.7675	1.535

B. J. Kerley	52,006	0.07675	0.7675	1.535

More information about the PDP is provided in the CD&A.

Columns (f), (g) and (h)

The stock options vest at the rate of one-third per year, on the anniversary date of the grant. Also, grants fully vest upon termination as a result of death, total disability or retirement and expire five years after retirement, three years after death or total disability, or their normal expiration date if earlier. Please see Potential Payments Upon Termination or Change in Control for more information about the treatment of stock options under different termination and CIC events.

The Compensation Committee granted these stock options to the named executive officers at its regularly scheduled meeting on February 20, 2006. February 20, 2006 was a holiday (Presidents’ Day) and the NYSE was closed. Therefore, under the terms of the Omnibus Incentive Compensation Plan, the exercise price was determined as of the last trading day prior to the grant date. As has been the long-standing practice of the Compensation Committee, the exercise price was set at the average of the high and the low price on that date ($33.81 per share), which was five cents lower than the closing price on that date ($33.86 per share).

Column (i)

The value of stock options granted in 2006 were derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 1 to the financial statements in the Company’s 2006 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options held by the named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
			Equity					Number	Payout
			Incentive					of	Value of
			Plan			Number	Market	Unearned	Unearned
	Number		Awards:			of Shares	Value of	Shares,	Shares,
	of	Number of	Number of			or Units	Shares or	Units or	Units or
	Securities	Securities	Securities			of Stock	Units of	Other	Other
	Underlying	Underlying	Underlying			That	Stock	Rights	Rights
	Unexercised	Unexercised	Unexercised	Option		Have	That Have	That Have	That Have
	Options	Options	Unearned	Exercise	Option	Not	Not	Not	Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	($)

A. J. Topazi	29,229	0	0	25.26	02/15/2012	0	0	0	0
	27,526	0		27.975	02/14/2013
	24,986	12,493		29.50	02/13/2014
	12,602	25,203		32.70	02/18/2015
	0	40,939		33.81	02/20/2016

F. V. Turnage	7,973	0	0	25.26	02/15/2012	0	0	0	0
	7,220	0		27.975	02/14/2013
	4,659	2,329		29.50	02/13/2014
	2,339	4,676		32.70	02/18/2015
	0	12,975		33.81	02/20/2016

J. W. Atherton	658	0	0	27.975	02/14/2013	0	0	0	0
	630	630		29.50	02/13/2014
	2,866	5,731		32.70	02/18/2015
	0	8,031		33.81	02/20/2016

K. D. Flowers	203	0	0	22.425	04/16/2011	0	0	0	0
	11,553	0		25.26	02/15/2012
	10,673	0		27.975	02/14/2013
	6,994	3,497		29.50	02/13/2014
	3,511	7,020		32.70	02/18/2015
	0	10,084		33.81	02/20/2016

D. R. Horsley	10,317	0	0	19.0762	02/16/2011	0	0	0	0
	14,637	0		22.425	04/16/2011
	8,703	0		25.26	02/15/2012
	7,839	0		27.975	02/14/2013
	5,021	2,511		29.50	02/13/2014
	2,472	4,944		32.70	02/18/2015
	0	10,355		33.81	02/20/2016

B. J. Kerley	4,828	0	0	27.975	02/14/2013	0	0	0	0
	10,742	5,371		29.50	02/13/2014
	5,367	10,732		32.70	02/18/2015
	0	14,966		33.81	02/20/2016

Stock options vest one-third per year on the anniversary of the grant date. Options granted in 2002 and 2003, with an expiration date in 2012 and 2013, respectively, were fully vested as of December 31, 2006. The options granted in 2004, 2005 and 2006 become fully vested as shown below.

Expiration Date	Date Fully Vested

February 13, 2014	February 13, 2007

February 18, 2015	February 18, 2008

February 20, 2016	February 20, 2009

Options also fully vest upon death, total disability or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments Upon Termination or Change in Control below for more information about the treatment of stock options under different termination and CIC events.

OPTION EXERCISES AND STOCK VESTED IN 2006
None of the named executive officers have been granted “Stock Awards”. Of the named executive officers, only Mr. Kerley exercised options in 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)
(a)	(b)	(c)	(d)	(e)

A. J. Topazi	0	0	0	0

F. V. Turnage	0	0	0	0

J. W. Atherton	0	0	0	0

K. D. Flowers	0	0	0	0

D. R. Horsley	0	0	0	0

B. J. Kerley	10,220	91,317	0	0

PENSION BENEFITS AT 2006 FISCAL YEAR-END

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

A. J. Topazi	Pension Plan SBP-P SERP	36.42 36.42 36.42	766,417 1,193,169 468,222	0 0 0

F. V. Turnage	Pension Plan SBP-P SERP	24.75 24.75 24.75	504,222 192,901 123,581	0 0 0

J. W. Atherton	Pension Plan SBP-P SERP	20.92 20.92 20.92	186,900 26,031 37,532	0 0 0

K. D. Flowers	Pension Plan SBP-P SERP	18.08 18.08 18.08	151,420 58,207 43,051	0 0 0

D. R. Horsley	Pension Plan SBP-P SERP	27.42 27.42 27.42	415,519 110,816 95,155	0 0 0

B. J. Kerley	Pension Plan SBP-P SERP	32.17 32.17 32.17	507,461 305,397 169,116	0 0 0

The named executive officers earn Company-paid pension benefits from three integrated retirement plans. More information about pension benefits is provided in the CD&A.

The Pension Plan

The Pension Plan is a funded, tax-qualified plan. It is the Company’s primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants both attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average base rate of pay times years of credited service less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social

Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. To determine final average base rate of pay for this formula, an amount is associated with each of the last 10 calendar years of a participant’s service, and the three largest amounts are averaged. The amount associated with each calendar year is the participant’s highest base salary rate during the calendar year reduced for any voluntary deferrals under the DCP. A statutory limit restricts the amount considered each year; the limit for 2006 was $220,000.

The 1.25% formula amount equals 1.25% of final average pay level times years of credited service. For this formula, the final average pay computation is the same as described above for the 1.7% offset formula, but PPP amounts paid during each calendar year are added to the base rates of pay.

Early retirement benefits become payable once plan participants have during employment both attained age 50 and completed 10 years of credited service. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2006, all the named executive officers, except Ms. Flowers and Mr. Atherton, were eligible to retire immediately.

At retirement, plan participants can choose to receive their benefits in one of six alternative forms of payment. All six forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity which provides equal payments over a participant’s post-retirement life. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity.

Participants vest in the Pension Plan benefits after completing five years of service. All the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting are entitled to a pension benefit commencing at age 65. Vested participants who earn 10 or more years of credited service can elect to have their Pension Plan benefits commence as early as age 50. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a vested participant dies while actively employed, benefits will be paid to a surviving spouse. A survivor’s benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who attained age 50 prior to death will begin receiving benefits immediately; otherwise, survivor payments begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor’s life. Participants who are age 50 or older may opt to have an 80%, instead of 45%, survivor benefit paid if they die; however, there is a charge associated with this election. Surviving spouses of vested participants who have terminated employment and not yet elected to start receiving benefits receive smaller benefits.

If vested participants become totally disabled, periods that Social Security Disability Income or Company disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant dies, stops receiving disability income benefits or elects to commence retirement payments. Outside of the extra service crediting, the normal plan provisions apply to disabled participants.

SBP-Pension Related (the “SBP-P”)

The same SBP that provides for deferred compensation related to contributions the Company cannot make to the ESP due to various limits under the Code also provides for a supplemental defined benefit pension. Please see the description of the non-pension component of the SBP following the Nonqualified Deferred Compensation Table. The SBP-P is an unfunded retirement plan that is not tax qualified. This plan pays more highly compensated employees, including each of the named executive officers, benefits that equal the excess of what their Pension Plan benefits would be if statutory compensation/benefit limits and voluntary pay deferrals under the DCP were ignored over what their Pension Plan benefits actually are. In 2006, the form of payment election made for Pension Plan benefits also applies to SBP-P benefits. The SBP-P’s vesting, early retirement, survivor benefit and disability provisions mirror those of the Pension Plan.

SERP

The SERP also is an unfunded retirement plan that is not tax qualified. This plan provides more highly compensated employees, including each of the named executive officers, additional benefits that the Pension Plan would pay if the 1.7% offset formula calculations reflected a portion of annual cash incentives under the PPP. To derive the SERP benefits, a final average pay is determined reflecting participants’ base salary level and their payouts under the PPP to the extent such PPP payouts exceed 15% of those base salary levels (ignoring statutory limits and voluntary pay deferrals under the DCP). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit payable. In 2006, the form of payment election made for Pension Plan benefits also applies to SERP benefits. The SERP’s early retirement, survivor benefit and disability provisions match the Pension Plan’s provisions. SERP benefits do not vest until participants retire.

Changes Effective in 2007 to the SBP-P and the SERP

In early 2007, changes were made to the SBP-P and the SERP to comply with Section 409A of the Code. One of the changes made affects the form of payment for the SBP-P and the SERP. Participants will elect to receive a lifetime of monthly benefits, as is currently provided for, or the single-sum value of those monthly payments for an average lifetime paid out in 10 annual installments.

Description of Assumptions in Calculating Present Value of Accumulated Pension Benefits

The amounts in column (d) of this Pension Benefit Table show the present values of accumulated benefits each named executive officer has earned as of September 30, 2006. September 30, 2006 is the measurement date used in the Company’s audited financial statements.

Each present value of pension benefits is a weighted sum of the present values of the full benefit paid monthly over the named executive officer’s post-retirement lifetime and reduced amounts payable over the joint lifetimes of the named executive officer and a spouse. The weights are the form of payment assumptions described below.

The present values of pension benefits in each form of payment equals the sum of all the expected monthly payments after being discounted to reflect the time value of money between the measurement date and the expected payment dates. The expected monthly payments are based on the benefits payable to the named executive officer, and to a spouse for forms paid over joint lifetimes, times the probability that the named executive officer or spouse will survive from the named executive officer’s normal retirement age to the payment date. The probabilities of survival were derived from a table of actuarial mortality rates.

The following assumptions were used in the present value calculations:

•	Discount rate — Six percent as of September 30, 2006

•	Retirement date — Normal retirement age (65 for all named executive officers)

•	Mortality after normal retirement — RP2000 Combined Healthy mortality rate table

•	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None

•	Form of payment

•	Unmarried retirees: 100% elect a single life annuity

•	Married retirees: 20% elect a single life annuity; 40% elect a joint and 50% survivor annuity; and 40% elect a joint and 100% survivor annuity

•	Percent married at retirement — 80% of males and 70% of females

•	Spouse ages — Wives two years younger than their husbands

•	Incentives earned but unpaid as of the measurement date — 130% of target percentages times base rate of pay for year incentive is earned

NONQUALIFIED DEFERRED COMPENSATION AS OF 2006 FISCAL YEAR-END

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

A. J. Topazi	0	5,959	20,237	0	240,557

F. V. Turnage	12,117	0	8,051	0	73,840

J. W. Atherton	0	0	0	0	0

K. D. Flowers	0	0	1,684	0	20,686

D. R. Horsley	70,198	0	15,552	0	209,285

B. J. Kerley	22,531	1,075	41,356	0	541,038

The Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service. Up to 50% of base salary and up to 100% of PPP and PDP may be deferred, at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred — the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income held by a Southern Company stockholder. During 2006, the rate of return in the Stock Equivalent Account was 11.7%, which was Southern Company’s TSR for 2006.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in the Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks. The range of interest rates earned on amounts deferred during 2006 in the Prime Equivalent Account was 7.25% to 8.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2006. The amounts of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amount of incentive compensation deferred in 2006 was the amount paid for performance under the PPP and the PDP that were earned as of December 31, 2005 but not payable until the first quarter of 2006. This amount is not reflected in the Summary Compensation Table because that table reports incentive compensation that was earned in 2006, but not payable until early 2007. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects the Company’s contributions under the SBP-N. Under the Code, the Company is prohibited from making matching contributions under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP-N is a nonqualified deferred compensation plan under which the Company contributes the amount of Company contributions that it is prohibited from making in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings on both compensation the named executive officers elected to defer and earnings on Company contributions under the SBP-N. See the notes to column (h) of the Summary Compensation Table for a discussion of amounts of nonqualified deferred compensation earnings included in the Summary Compensation Table.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP-N in prior years and reported in prior years’ Information Statements. The chart below shows the amounts reported in prior years’ Information Statements for the Company.

	Amounts Deferred under	Amounts Contributed by the
	the DCP Prior to 2006	Company Under the SBP-N
	and Reported in Prior	Prior to 2006 and Reported
	Years’ Information	in Prior Years’ Information
	Statements	Statements	Total
Name	($)	($)	($)

A. J. Topazi	136,448	9,641	146,089

F. V. Turnage	12,117	533	12,650

J. W. Atherton	0	0	0

K. D. Flowers	0	586	586

D. R. Horsley	0	0	0

B. J. Kerley	96,862	3,764	100,626

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and CIC events. The estimated payments would be made under the terms of the Company compensation and benefits programs or the CIC program. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2006 and assumes that the price of the Common Stock is the closing market price as of December 29, 2006.

Description of Termination and CIC Events

The following charts list different types of termination and CIC events that can affect the treatment of payments under the Company’s compensation and benefit programs. These events also affect payments to the named executive officers under the CIC program. No payments are made under the CIC program unless, within two years of the CIC, the named executive officer is involuntarily terminated or he or she voluntarily terminates for good reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement Eligible — Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation — Voluntary termination of a named executive officer who is not retirement eligible.

•	Lay Off — Involuntary termination of a named executive officer not for cause, who is not retirement eligible.

•	Involuntary Termination — Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.

•	Death or Disability — Termination of a named executive officer due to death or disability.

CIC-Related Events

At the Southern Company or Company level:

•	Southern Company CIC I — Acquisition by another entity of 20% or more of Common Stock, or following a merger with another entity the Southern Company’s stockholders own 65% or less of the company surviving the merger.

•	Southern Company CIC II — Acquisition by another entity of 35% or more of Common Stock, or following a merger with another entity the Southern Company’s stockholders own less than 50% of the company surviving the merger.

•	Southern Company Termination — A merger or other event and the Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•	Company CIC — Acquisition by another entity, other than another subsidiary of the Southern Company, of 50% or more of the stock of the Company, a merger with another entity and the Company is not the surviving company or the sale of substantially all the assets of the Company.

At the employee level:

•	Involuntary CIC Termination or Voluntary CIC Termination for Good Reason — Employment is terminated within two years of a CIC, other than for cause, or the employee voluntary terminates for Good Reason. Good Reason for voluntarily termination within two years of a CIC is generally satisfied when there is a reduction in salary, incentive compensation opportunity or benefits, relocation of over 50 miles or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events described above.

Lay Off
	Retirement/	(Involuntary			Involuntary
	Retirement	Termination			Termination
Program	Eligible	Not For Cause)	Resignation	Death or Disability	(For Cause)

Pension Benefits: • Pension Plan • SBP-P • SERP	Lifetime of monthly benefits paid. Reductions apply if payments start prior to age 65.	SERP-related benefits forfeited. Other vested benefits paid monthly for lifetime after executive reaches retirement eligibility. Reductions apply if payments start prior to age 65.	Same as Lay Off.	At death, surviving spouse receives a lifetime of monthly payments equal to 45% (or 80% if participant has made that election) of benefits earned. If vested under the Pension Plan, all pension benefits continue to accumulate while disabled. Lifetime of monthly payments after executive becomes retirement eligible and elects commencement.	Same as for retirement and resignation, as the case may be.

PPP	Pro-rated if terminate before 12/31.	Pro-rated if terminate before 12/31.	Forfeit.	Pro-rated if terminate before 12/31.	Forfeit.

PDP	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.

Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Vested options expire in 90 days; unvested are forfeited.	Vest; expire earlier of original expiration or three years.	Forfeit.

Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Continues for one year.	Terminates.

DCP	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or disabled participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum at the DCP administrative committee’s discretion.	Same as Retirement.

SBP-N	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the DCP, above.	Same as Retirement.

The chart below describes the treatment of payments under pay and benefit programs under different CIC events, except the Pension Plan (the “CIC Chart”). The Pension Plan is not affected by CIC events.

Involuntary
CIC-Related
Termination or
Voluntary
			Southern Company	CIC-Related
	Southern Company	Southern Company	Termination or	Termination for
Program	CIC I	CIC II	Company CIC	Good Reason

Nonqualified Pension Benefits: • SBP-P • SERP • SPBA	All SERP-related benefits vest if participant vested in Pension Plan benefits; otherwise, no impact.	Vesting called for upon a Southern Company CIC I, and benefits paid as a lump sum following termination or retirement.	Same as Southern Company CIC II.	Based on type of CIC Event.

PPP	No plan termination is paid at greater of target or actual performance. If plan terminated within two years of CIC, pro-rated at target performance level.	Same as Southern Company CIC I.	Pro-rated at target performance level.	If not otherwise eligible for payment, if PPP still in effect, pro-rated at target performance level.

PDP	No plan termination is paid at greater of target or actual performance. If plan terminated within two years of CIC, pro-rated at greater of target or actual performance level.	Same as Southern Company CIC I.	Pro-rated at greater of actual or target performance level.	If not otherwise eligible for payment, if the PDP still in effect, greater of actual or target performance level for year of severance only.

Stock Options	Not affected by CIC events.	Not affected by CIC events.	Vest and convert to surviving company’s securities if there is a Southern Company Termination; if cannot convert, pay spread in cash; not affected by a Company Termination.	Vest.

DCP	Not affected by CIC events.	Payable in lump sum following termination.	Same as Southern Company CIC II.	Based on type of CIC event.

SBP-N	Not affected by CIC events.	Participant provided opportunity to elect lump sum payment.	Participant provided opportunity to elect lump sum payment.	Based on type of CIC event.

Severance Benefits	Not applicable.	Not applicable.	Not applicable.	Two or three times base salary plus target PPP plus tax gross up for certain named executive officers if severance amounts exceed Code Section 280G “excess parachute payment” by 10% or more.

Health Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group health plan plus payment of two or three years’ premium amounts.

Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments

This section describes and estimates payments that would become payable to the named executive officers upon a termination or CIC as of December 31, 2006.

Pension Benefits

The monthly amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2006 under the Pension Plan, the SBP-P and the SERP are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts whereas the pension values shown in the Summary Compensation and Pension Benefit Tables are present values of all the monthly values anticipated to be paid over the lifetimes of the named executive officers and their spouses. These plans are described in the notes following the Pension Benefits Table. All the named executive officers, with the exception of Ms. Flowers and Mr. Atherton, were retirement eligible on December 31, 2006. Ms. Flowers and Mr. Atherton will become retirement eligible in October 2014 and February 2010, respectively. The benefits were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions: the amounts have been determined as of December 31, 2006 instead of as of September 30, 2006; the benefit payments were assumed to commence as soon as possible instead of at normal retirement and, as such, appropriate early retirement reductions were applied; and the benefits were not adjusted to reflect optional forms of payment such that all benefits are the amounts that would have been paid monthly over the named executive officer’s life.

		Resignation or	Death
		Involuntary Retirement	(Monthly Payments to a
	Retirement	(Monthly Payments)	Spouse)
Name	(Monthly Payments)($)	($)	($)

A. J. Topazi	Pension Plan SBP-P SERP	7,160 11,148 4,375	All plans treated as retiring	4,643 7,228 2,837

F. V. Turnage	Pension Plan SBP-P SERP	4,517 1,728 1,199	All plans treated as retiring	2,675 1,023 710

J. W. Atherton	Pension Plan SBP-P SERP	N/A N/A N/A	1,207 168	1,982 276 495

K. D. Flowers	Pension Plan SBP-P SERP	N/A N/A N/A	1,250 480	2,053 789 584

D. R. Horsley	Pension Plan SBP-P SERP	3,877 1,033 1,124	All plans treated as retiring	3,243 864 940

B. J. Kerley	Pension Plan SBP-P SERP	4,791 2,884 1,597	All plans treated as retiring	3,796 2,285 1,265

As described in the CIC Chart, the only change in the form of payment, acceleration or enhancement of the pension benefits is the lump-sum payment of nonqualified pensions that normally would have been paid monthly over the lifetimes of the named executive officers and their spouses at termination following certain CIC events and the vesting of SERP-related benefits. Estimates of the lump-sum payments that would have been made to the named executive officers, assuming termination as of December 31, 2006 following a CIC event, other than a Southern Company CIC I (which does not impact pension benefits), are itemized below. These lump-sum amounts are not in addition to the amounts shown in the Pension Benefits Table. These amounts would have been in lieu of the monthly payments whose values are represented in the Pension Benefits Table under the circumstances described above.

	SBP-P	SERP	Total
Name	($)	($)	($)

A. J. Topazi	1,760,549	690,922	2,451,471

F. V. Turnage	264,331	183,410	447,741

J. W. Atherton	24,367	43,657	68,024

K. D. Flowers	53,351	39,569	92,920

D. R. Horsley	174,046	189,378	363,424

B. J. Kerley	479,896	265,740	745,636

The lump-sum amounts in the table above are calculated using the same basic methodology used to compute the values in the Pension Benefits Table. However, amounts were computed as of December 31, 2006 instead of September 30, 2006. In addition, certain assumptions were changed to those that have been selected by the Company for lump-sum calculations following a CIC. Benefit payments were assumed to commence at the earliest date monthly payments would have been available instead of deferred to the named executive officers’ normal retirement dates; therefore, appropriate early retirement reductions apply. Also, only the form of payment providing monthly benefits over the named executive officer’s lifetime is considered. A 5.75% discount rate is assumed instead of 6.00%, and mortality rates specified by the Internal Revenue Service in Revenue Ruling 2001-62 were assumed instead of those disclosed in the information following the Pension Benefits Table.

PPP

Because this section assumes that a termination or CIC event occurred on December 31, 2006, there is no amount that would be payable other than the amount reported and described in the Summary Compensation Table because actual performance in 2006 exceeded target performance.

PDP

Because the assumed termination date is December 31, 2006, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table under the Traditional Termination Events. As described in the Traditional Termination Events chart, there is some continuation of benefits under the PDP for retirees.

However, under the CIC-Related Events, PDP is payable at the greater of target performance or actual performance. For the 2003–2006 performance period, actual performance was less than target performance. The table below estimates the additional amount that would have been payable under the PDP if a CIC occurred as of December 31, 2006.

Additional PDP
Name	( $)

A. J. Topazi	60,110

F. V. Turnage	14,654

J. W. Atherton	6,445

K. D. Flowers	18,603

D. R. Horsley	23,212

B. J. Kerley	18,072

Stock Options

Stock options would be treated as described in the Termination and CIC Charts above. Under a Southern Company Termination, all stock options vest. In addition, if there is an Involuntary CIC Termination or Voluntary CIC Termination for Good Reason, stock options vest. There is no payment associated with stock options unless there is a Southern Company Termination and the participants’ stock options cannot be converted into surviving company stock options. In that event, the excess of the exercise price and the closing price of the Common Stock on December 29, 2006 would have been paid in cash for all stock options held by the named executive officers. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to surviving company stock options.

			Total Payable in
		Total Number of	Cash Under a
		Options Following	Southern Company
	Number of Options	Accelerated Vesting	Termination Without
	with Accelerated	Under a Southern	Conversion of Stock
	Vesting	Company Termination	Options
Name	(#)	(#)	($)

A. J. Topazi	78,635	172,978	1,141,603

F. V. Turnage	19,980	42,171	276,824

J. W. Atherton	14,392	18,546	75,378

K. D. Flowers	20,601	53,535	383,554

D. R. Horsley	17,810	66,799	683,234

B. J. Kerley	31,069	52,006	274,107

DCP and SBP-N

The aggregate balances reported in the Nonqualified Deferred Compensation Table would be payable to the named executive officers as described in the Traditional Termination and CIC-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or CIC events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Table.

Health Benefits

Because Ms. Turnage and Messrs. Topazi, Horsley and Kerley are retirement eligible and health care benefits are provided to retirees, there is no incremental payment associated with the termination or CIC events. At the end of 2006, Ms. Flowers and Mr. Atherton were not retirement eligible and thus health care benefits would not become available until they reached age 50, except in the case of a CIC-Related Termination, as described in the CIC-Related Events chart. The estimated cost of providing two years of group health insurance premiums for Ms. Flowers and Mr. Atherton was approximately $29,400 and $28,500, respectively.

Financial Planning Perquisite

Since Ms. Turnage and Messrs. Topazi, Horsley and Kerley are retirement eligible, an additional year of the Financial Planning perquisite which is set at a maximum of $7,000 per year is provided after retirement. Ms. Flowers and Mr. Atherton are not retirement eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or CIC-related events.

Severance Benefits

The Company has entered into an individual CIC severance agreement with Mr. Topazi. The other named executive officers are participants in a CIC severance plan. In addition to the treatment of Health Benefits, PPP and PDP described above, the named executive officers are entitled to a severance benefit, including outplacement services, if within two years of a CIC they an involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the Company from any claims he or she may have against the Company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the named executive officer’s base salary plus target payout under the PPP except for Mr. Topazi, whose severance payment is three times his base salary plus target payout under the PPP. If any portion of Mr. Topazi’s severance payment is an “excess parachute payment” as defined under Code Section 280G, the Company will pay him an additional amount to cover the taxes that would be due on the excess parachute payment — a “tax gross-up.” However, that additional amount will not be paid unless the severance amount plus all other amounts that are considered parachute payments under the Code exceed 110% of the severance payment.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2006 in connection with a CIC. There is no estimated tax gross-up included for any of the named executive officers because their respective estimated severance amounts payable are below the amounts considered excess parachute payments under the Code.

Severance Amount
Name	($)

A. J. Topazi	1,676,230

F. V. Turnage	582,045

J. W. Atherton	464,760

K. D. Flowers	550,552

D. R. Horsley	665,648

B. J. Kerley	640,030

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee is made up of non-employee directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2006, none of Southern Company’s or the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Compensation Committee.

STOCK OWNERSHIP TABLE
Southern Company is the beneficial owner of 100 percent of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock owned by directors, nominees and executive officers as of December 31, 2006. It is based on information furnished by the directors, nominees and executive officers. The shares owned by all directors, nominees and executive officers as a group constitute less than one percent of the total number of shares of Common Stock outstanding on December 31, 2006.

		Shares Beneficially
		Owned Include:
			Shares Individuals
	Shares		Have Rights to
Name of Directors, Nominees	Beneficially	Deferred Stock	Acquire Within 60
and Executive Officers	Owned(1)	Units(2)	Days(3)

Roy Anderson, III	0

Thomas E. Dulaney	4,683

Warren A. Hood	2,412	2,412

Robert C. Khayat	1,565

Aubrey B. Patterson, Jr.	1,291	823

Christine L. Pickering	0

George A. Schloegel	3,324	2,501

Phillip J. Terrell	2,466	628

Anthony J. Topazi	146,411		133,084

John W. Atherton	17,215		10,326

Kimberly D. Flowers	47,994		43,303

Donald R. Horsley	64,944		57,424

Frances V. Turnage	36,257		31,183

Directors, Nominees and Executive Officers as a group (13 people)	328,562	6,364	275,320

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.

(2)	Indicates the number of Deferred Stock Units held under the Director Deferred Compensation Plan.

(3)	Indicates shares of Southern Company’s common stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

Certain Relationships and Related Transactions

Mr. George A. Schloegel, a director of the Company, is chairman of Hancock Holding Company, Gulfport, Mississippi. Mr. Aubrey B. Patterson, Jr., a director of the Company, is chairman and chief executive officer of BancorpSouth, Inc., Tupelo, Mississippi. During 2006, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with these banks in the future.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” However, Southern Company has a Code of Ethics as well as employment and compensation policies that govern the hiring and compensating of all employees including those named above. Southern Company also has a Contract Guidance Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.